MARK L. CLELAND
                           CERTIFIED PUBLIC ACCOUNTANT
                         17430 CAMPBELL ROAD, SUITE 114
                               DALLAS, TEXAS 75252
                          972-735-0033 FAX 972-735-0035







To the Board of Directors and Stockholders of Asset Servicing Corporation

I consent to incorporation by reference in the registration statement on Form SB-1 of Asset Servicing Corporation (a Nevada corporation in the development stage) of my report dated May 28, 1999, relating to the balance sheets of Asset Servicing Corporation as of April 30, 1999 and December 31, 1998 and the related statements of operations and accumulated deficit accumulated during the development stage, stockholders' equity and accumulated deficit, and cash flows for the four month period ending April 30, 1999, and the period May 27, 1998 (date of inception) to December 31, 1998.


/s/ Mark L. Cleland
-------------------
Dallas, Texas
August 9, 1999